Exhibit 4.21

This is an English Translation

Equity Transfer Agreement

This agreement is signed by each of the following parties in the company’s conference room on April 23, 2014.

Transferor: WANG YONG (hereinafter “Party A”); Identity Card Number:

Transferee: LIN ZHIMIN (hereinafter “Party B”); Identity Card Number:

Shanghai The9 Information Technology Co., Ltd. (the “Target Company”) has a registered capital of RMB23 million, to which Ji Wei has contributed RMB14.72 million, accounting for 64% thereof, and Wang Yong has contributed RMB8.28 million, accounting for 36% thereof. According to the relevant laws and regulations, Party A and Party B have reached the following agreement after friendly consultation:

ARTICLE ONE      TRANSFER TARGET AND TRANSFER PRICE

1. Party A shall transfer its 36% equity interest in the Target Company to Party B with a consideration of RMB0.

2. Other rights affiliated to the equity interests shall be transferred together with the transfer of such equity interests.

ARTICLE TWO      UNDERTAKING AND WARRANTY

Transferor warrants that the equity interests to be transferred to Transferee under Article One hereof are legally owned by Transferor. Transferor has the full and effective right to dispose of such equity interests. Transferor warrants that the equity interests to be transferred are free from any pledge or other security right and from any recourse by a third party.

ARTICLE THREE      DEFAULT LIABILITY

In case either party breaches this Agreement, the breaching party shall pay to the non-breaching party RMB10,000 as liquidated damages.

ARTICLE FOUR      DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the relevant PRC laws.

Any dispute arising from or in connection with this Agreement shall be resolved through friendly consultation between both parties. If such dispute cannot be resolved through consultation, it shall be submitted to the Shanghai Arbitration Commission for arbitration.

ARTICLE FIVE      MISCELLANEOUS

1. This Agreement shall have four original sets, with each party hereto holding one set and the Target Company holding two sets for the purpose of handling relevant formalities.

2. This Agreement shall take effect upon the execution of both parties.

Party A (Signature)	Party B (Signature)

/s/ WANG YONG	/s/ LIN ZHIMIN

April 23, 2014